Exhibit 99.1


                   U. S. STEEL AND USWA REACH PROGRESSIVE NEW
    LABOR AGREEMENT FOR U. S. STEEL AND NATIONAL STEEL REPRESENTED FACILITIES

     PITTSBURGH, April 9 - United States Steel Corporation (NYSE: X) and the United Steelworkers of America (USWA) today announced a tentative agreement on a new progressive labor contract covering the USWA-represented plants of both U.
S. Steel and the facilities now owned by bankrupt National Steel Corporation. The agreement, which is subject to ratification, is modeled after a pattern contract developed by the USWA that has been adapted to U. S. Steel's unique circumstances.
     Commenting on the announcement, U. S. Steel Chairman and Chief Executive Officer Thomas J. Usher said, "This innovative agreement builds value for our employees and the employees of National Steel while providing us the flexibility to staff and operate our facilities on a world competitive basis. The agreement also allows us to address critical issues related to steel companies in bankruptcy in a humane way. The leadership of the USWA was instrumental in reaching this agreement at this critical stage in the domestic steel industry's history.
     "This groundbreaking agreement moves us another step closer to acquiring National Steel. With this labor contract, antitrust clearance and our strong liquidity position, we look forward to participating in the upcoming bankruptcy auction. We continue to believe that our acquisition of National's assets is the best solution for National's employees, communities, customers, suppliers and other stakeholders."
     The new agreement, which expires September 2008, creates a more variable and world competitive cost structure. It provides for a workforce restructuring through which U. S. Steel expects to achieve productivity improvements of at least 20 percent. The agreement also enables U. S. Steel to significantly reduce its employee and retiree healthcare expenses through the introduction of variable cost sharing mechanisms. U. S. Steel also anticipates realigning its non-represented staff in the near-term so as to achieve significant productivity gains. Implementation of the new agreement and related actions will involve some upfront cash costs primarily for early retirement incentives and will result in the recognition of significant accounting charges related to pensions and other postretirement benefits.
     In addition, the company has confirmed that ratification of the contract would result in termination of the previously announced letter of intent to sell its raw materials and transportation units.
     Further details about the tentative agreement will not be made available until after the ratification process is complete.
                                      -oOo-

     This release contains forward-looking statements with regards to a new labor agreement and the potential acquisition of the assets of National Steel Corporation. The new labor agreement is subject to ratification by USWA members and the productivity improvements cited in relation to the agreement are dependent on our success in implementing the provisions of the agreement. Whether such acquisition will be implemented and the timing of such implementation will depend upon a number of factors, many of which are beyond the control of United States Steel Corporation and National Steel Corporation. Among the factors are the absence of any injunctions blocking consummation of the acquisition; and the results of the auction process contemplated in National's bankruptcy court filing.